Exhibit 10.1

first amendment (“AMENDMENT”) to the

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BETWEEN Destination XL Group, Inc. and Harvey S. Kanter

Destination XL Group, Inc., a Delaware corporation, with its office located at 555 Turnpike Street, Canton, Massachusetts, 02021 (the “Company”), and Harvey S. Kanter (“Executive”) (collectively, the “Parties”) enter into this Amendment to the Amended and Restated Employment Agreement Between the Company and Executive, dated as of March 31, 2022 (“Agreement”), effective as of August 11, 2023, as follows:

1.
Section 2 of the Agreement is amended as follows:

The reference to “April 1, 2025” shall be changed to “August 11, 2026.”

2.
The last sentence of Section 4(c) of the Agreement is deleted and replaced with the following:

Executive shall be eligible for 30 days of vacation time annually, subject to the terms of the Company’s vacation pay plan. In addition, during the Employment Term, if deemed reasonably necessary by the Company, the Company shall provide or reimburse Executive for appropriate cyber security and identity protection services and software. Any such reimbursement shall be made in accordance with Company policy.

3.
The following sentence is added to the end of Section 4(e):

The Company shall reimburse Executive up to $20,000 for the attorney fees incurred by Executive in connection with the negotiation and drafting of the Amendment to the Agreement, dated as of August 11, 2023. Request for such reimbursement pursuant to this Section 4(e) must be submitted, with adequate substantiation in accordance with the Company’s reimbursement policy, no later than October 30, 2023 and reimbursement shall be made no later than sixty (60) days following the date such request is submitted.

4.
The last sentence in Section 4(i) of the Agreement is deleted and replaced with the following:

The Company shall grant Executive the P Shares described in the Performance Share Award Agreement, dated as of August 11, 2023 (“P Share Agreement”) attached hereto as Appendix A, subject to the terms and conditions of the P Share Agreement.

5.
Section 5(d) of the Agreement is deleted and replaced with the following:

Termination by the Company without Justifiable Cause. The Company may terminate Executive’s employment without Justifiable Cause at any time after providing written notice to Executive. For the avoidance of doubt, a termination of Executive’s employment at the expiration of the Initial Term shall not be deemed a termination without Justifiable Cause. However, a termination of employment that meets the requirements of a Structured Retirement (as defined in the LTIP) and that occurs prior to the expiration of the Initial Term (but not upon or after expiration of the Initial Term) shall be deemed to be a termination by the Company without Justifiable Cause for purposes of this Agreement (other than with respect to Section 8 of this Agreement) and for purposes of the P Share Agreement. Additionally, for purposes of Section 4(h) only, a termination of employment that meets the requirements of a Structured Retirement shall be deemed to be a termination by the Company without Justifiable Cause regardless of whether the termination occurs prior to the end of the Initial Term.

6.
Section 5(f) of the Agreement is amended as follows:

In the second sentence of Section 5(f), the words “prior to the expiration of the Initial Term” are deleted.

7.
The last sentence of Section 7(d) of the Agreement is deleted and replaced with the following:

Accordingly, a termination of employment that meets the requirements of a Structured Retirement and that occurs prior to the expiration of the Initial Term (but not upon or after expiration of the Initial Term) shall be deemed to be a termination without Justifiable Cause under any outstanding awards granted to Executive under the LTIP (whether granted prior to the Commencement Date or after), any outstanding restricted stock unit or option awards previously granted to Executive and the P Share Award.

All other terms of the Agreement remain unchanged and in full effect.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of August 11, 2023.

DESTINATION XL GROUP, INC. By: /s/ Willem Mesdag Name: Willem Mesdag Title: Director and Chairman, Compensation Committee	HARVEY S. KANTER /s/ Harvey S. Kanter Address: []

APPENDIX A

DESTINATION XL GROUP, INC.

2016 INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

FOR

HARVEY S. KANTER

1.
Grant of Performance Shares. DESTINATION XL GROUP, INC., a Delaware corporation (the “Company”), hereby grants, as of August 11, 2023 (“Date of Grant”), to Harvey S. Kanter (the “Participant”) an award (the “Award”) of 573,000 performance shares (the “P Shares”) to be settled in shares of the Company’s common stock, $.01 par value per share (the “Shares”), subject to the terms and conditions as set forth herein. This Performance Share award agreement (the “Agreement”) is issued pursuant to the Company’s 2016 Incentive Compensation Plan (the “2016 Plan”), which is incorporated herein for all purposes. This Award represents the right to earn up to 100% of the number of P Shares subject to this Award, subject to restrictions, conditions and other terms set forth in this Agreement. The Participant hereby acknowledges receipt of a copy of the 2016 Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations. Unless otherwise provided herein, terms used herein that are defined in the 2016 Plan and not defined herein shall have the meanings attributed thereto in the 2016 Plan.
2.
Terms and Condition of the Award.
(a)
Earned Shares. The P Shares shall vest, if at all, in installments upon the achievement of the Average Share Price of a Company Share as set forth in the table below (each a “Vesting Date”), provided that the Vesting Date occurs no later than August 11, 2026 (the “Initial Term Date”) and the Participant remains in Continuous Service through the Vesting Date (except as otherwise provided in Section 2(b)(i) below). If the Average Share Price on the Initial Term Date has not equaled or exceeded one or more of the performance levels set forth in the table below, the portion of the Award which has not yet vested shall expire and be forfeited without payment of any additional consideration, effective as of the Initial Term Date. Subject to the forgoing, the number of P Shares that vest under the Agreement (the “Earned P Shares”), if any, shall be determined in accordance with the following schedule (the “Vesting Schedule”):

When the Average Share Price is:	Vesting of P Shares:
$6.50	1/9th (63,666) of the P Shares vest
$6.75	An additional 1/9th (63,666) of the P Shares vest
$7.00	An additional 1/9th (63,666) of the P Shares
$7.25	An additional 1/9th (63,666) of the P Shares vest
$7.50	An additional 1/9th (63,666) of the P Shares
$7.75	An additional 1/9th (63,666) of the P Shares
$8.00	An additional 1/9th (63,666) of the P Shares

$8.25	An additional 1/9th (63,666) of the P Shares
$8.50	The remaining P Shares vest

Notwithstanding the foregoing, in the event the P Shares vest in whole or in part prior to the one-year anniversary of the Date of Grant (the “First Anniversary”) pursuant to the foregoing, such P Shares shall not vest until the First Anniversary, subject to the Participant’s Continuous Service through the First Anniversary.

For purposes of this Section 2(a), the term “Average Share Price” means the value of a Share calculated based on the trailing 30-day volume-weighted average closing price.

The determination of the number of Earned P Shares, if any, shall be determined by the Committee in its sole discretion in accordance with the terms of this Agreement.

(b)
Vesting Upon Termination/Special Rule in the Case of a Change in Control.
(i)
Notwithstanding Section 2(a), P Shares subject to this Agreement that are not vested as of the Participant’s termination of Continuous Service prior to the Initial Term Date shall be deemed to be earned and shall vest, in full or in part, as follows: If within thirty (30) days following the Participant’s termination of Continuous Service, but in no event later than the Initial Term Date (the “Post-Termination Period”), there are any unvested P Shares that would have become vested pursuant to the Agreement during the Post-Termination Period (based on the Average Share Price calculated in accordance with this Agreement) had the Participant’s Continuous Service not terminated, such P Shares shall vest at the end of the Post-Termination Period in accordance with the Vesting Schedule based on (X) the highest level of achievement of the Average Share Price during the Post-Termination Period or (Y) the CIC Share Price (as defined below) in the event a Change in Control occurs during the Post-Termination Period, if greater, but only in the event of the Participant’s (A) termination by the Company or any Related Entity without Justifiable Cause, (B) death or termination by the Company due to Disability or (C) termination for Good Reason, in each case after the First Anniversary and prior to the Initial Term Date.
(ii)
Notwithstanding the determination of the Average Share Price in Section 2(a), in the event of a Change in Control prior to the Initial Term Date and while the Participant is in Continuous Service with the Company or a Related Entity, if and to the extent the value of a Share as of the date of the Change in Control, determined by the Company in a manner consistent with the methodology used in Section 10(a) of the 2016 Plan (“CIC Share Price”), equals or exceeds one or more of the Average Share Price vesting thresholds described in the Vesting Schedule in Section 2(a) as of the date of the Change in Control, any then outstanding P Shares that were not vested or forfeited pursuant to Section 3 prior to the Change in Control shall vest as of the date of the Change in Control to the same extent as if the Average Share Price for such vesting threshold had been achieved as of the Change in Control.
3.
Calculation and Forfeiture Provisions. The final determination of the number of P Shares that vest pursuant to Section 2, if any, shall be determined by the Committee in its sole discretion in accordance with the terms of this Agreement. Any P Shares that are not vested, and that do not become vested pursuant to Section 2, shall be forfeited upon termination of Continuous Service (subject to the Participant’s right to become vested during the Post-Termination Period in Section 2(b)(i)) or on the Initial Term Date, if earlier, without any payment to the Participant. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Participant’s forfeiture of P Shares pursuant to this Section 3.

4.
Settlement of the Vested P Shares. The Company shall deliver to the Participant, or in the event of the Participant’s death, to the Beneficiary or Beneficiaries designated by the Participant, or if the Participant has not so designated any Beneficiary(ies), or no Beneficiary survives the Participant, to the personal representative of the Participant’s estate, on the Delivery Date certificates (or other indicia of ownership) representing Shares (or other consideration as permitted under the 2016 Plan) corresponding to the number of P Shares that vest pursuant to Section 2. For purposes of this Section 4, the “Delivery Date” shall be a date promptly after any P Shares vest pursuant to Section 2, and no later than thirty (30) days after such P Shares vest (or within five (5) business days following (i) a Change in Control in the event vesting occurs pursuant to Section 2(b)(ii), or (ii) the end of the Post-Termination Period if vesting occurs pursuant to Section 2(b)(i) and there was a Change in Control during the Post-Termination Period).
5.
Rights with Respect to P Shares.

(a) No Rights as Shareholder Until Delivery. Except as otherwise provided in this Section 5, the Participant shall not have any rights, benefits or entitlements with respect to the Shares corresponding to the P Shares unless and until those Shares are delivered to the Participant (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered). On or after delivery, the Participant shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

(b) Adjustments to Shares. This Award shall be subject to the adjustments provided for in Section 11(c) of the 2016 Plan.

(c) No Restriction on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of the Award hereunder, shall not affect in any manner the right, power or authority of the Company or any Related Entity to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's or any Related Entity’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company or any Related Entity; (iii) any offer, issue or sale by the Company or any Related Entity of any capital stock of the Company or any Related Entity, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares represented by the P Shares and/or that would include, have or possess other rights, benefits and/or preferences superior to those that such Shares includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Related Entity; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company or any Related Entity; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6.
Transferability. The P Shares are not transferable unless and until the Shares have been delivered to the Participant in settlement of the P Shares in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution, except that the P Shares may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, but only if and to the extent such transfers are permitted by the Committee (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, are to a “Permitted Assignee” that is a permissible transferee under the Securities and Exchange Commission for registration of shares of stock on a Form S-8 Registration Statement under the Securities Act of 1933, as amended (or any successor or, at the sole discretion of the Committee, other registration statement pursuant to which Awards, Shares, rights or interests under the 2016 Plan are then registered under such Act), if applicable. A Beneficiary, transferee, executor, administrator, heir, successor and assign of the Participant or any other person claiming any rights with respect to the P Shares shall be subject to all terms and conditions of the 2016 Plan and this Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee. Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any P Shares prior to the date on which the Shares have been delivered to the Participant in settlement of the P Shares shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.
7.
Tax Matters.

(a) Withholding. As a condition to the Company’s obligations with respect to the P Shares (including, without limitation, any obligation to deliver any Shares) hereunder, the Participant shall make arrangements satisfactory to the Company to pay to the Company any federal, state, local or foreign taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such P Shares. If the Participant shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to Participant under this Agreement) otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares.

(b) Satisfaction of Withholding Requirements. The Participant may satisfy the withholding requirements with respect to the P Shares pursuant to any one or combination of the following methods:

(i) payment in cash; or

(ii) payment by the withholding of Shares that otherwise would be deliverable to the Participant pursuant to this Agreement.

(c) Participant’s Responsibilities for Tax Consequences. The tax consequences to the Participant (including without limitation federal, state, local and foreign income tax consequences) with respect to the P Shares (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Participant. The Participant shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Participant’s filing, withholding and payment (or tax liability) obligations.

8.
Amendment, Modification & Assignment. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Participant’s rights hereunder) may not be assigned, and the obligations of Participant hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Participant and his heirs and legal representatives and on the successors and assigns of the Company.
9.
Complete Agreement. This Agreement (together with the 2016 Plan) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.
10.
Miscellaneous.
(a)
No Right to (Continued) Employment or Service. This Agreement and the grant of P Shares hereunder shall not confer, or be construed to confer, upon the Participant any right to employment or service, or continued employment or service, with the Company or any Related Entity.
(b)
No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.
(c)
Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of P Shares hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).
(d)
No Trust or Fund Created. Neither this Agreement nor the grant of P Shares hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Participant or any other person. To the extent that the Participant or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.
(e)
Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).
(f)
Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the 2016 Plan, including, without limitation, any future amendment provisions thereof, and to such rules, regulations and interpretations relating to the 2016 Plan adopted by the Committee as may be in effect from time to time. Except as otherwise provided below, if and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the 2016 Plan, the 2016 Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement is subject to Section 11(f) of the Plan which requires, in part, that without the consent of the Participant, the Award granted pursuant to this Agreement may not be amended or altered in a way that materially and adversely affects the Participant and any future amendment of the 2016 Plan shall not impact this provision as it relates to the Award. The Participant accepts this Agreement subject to all of the terms and provisions of the 2016 Plan and this Agreement. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the 2016 Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner. Notwithstanding anything to the contrary in the 2016 Plan, it is hereby acknowledged that the references in Sections 7(a) and 8(c) of the 2016 Plan to Section 11(e) of the 2016 Plan are intended to refer instead to Section 11(f) of the 2016 Plan (and will be interpreted as references to Section 11(f) of the 2016 Plan for purposes of this Agreement, and for purposes of the 2016 Plan in connection with this Agreement). For the avoidance of doubt, Executive’s good faith error in judgment in the normal course of business shall not be deemed “activity that is in conflict with or adverse to the interest of the Company or any Subsidiary” as that phrase is used in Section 8(f)(ii) of the 2016 Plan.
(g)
Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.
(h)
Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 555 Turnpike Street, Canton, MA 02021, or if the Company should move its principal office, to such principal office, and, in the case of the Participant, to the Participant’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.
(i)
Section 409A. It is the intention of both the Company and the Participant that the benefits and rights to which the Participant could be entitled pursuant to this Agreement qualify for the short-term deferral exemption under Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) or comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intention. Notwithstanding the foregoing, the Company does not make any representation to the Participant that the shares of P Shares awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, or that any other payments made under this Agreement are exempt from or comply with Section 409A and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any such tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of multiple payments shall be treated as a right to receive a series of separate payments and, accordingly, each payment shall at all times be considered a separate and distinct payment. If the Participant is a “specified employee” and the benefits and rights to which the Participant is entitled under this Agreement are deemed to be nonqualified deferred compensation within the meaning of Section 409A, any distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).
(j)
Non-Waiver of Breach. The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.
(k)
Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement effective as of August 11, 2023.

CCOMPANY:
DESTINATION XL GROUP, INC., a Delaware corporation
By: /s/ Willem Mesdag
Name: Willem Mesdag
Title: Director and Chairman, Compensation Committee

The Participant acknowledges receipt of a copy of the 2016 Plan and represents that he or she has reviewed the provisions of the 2016 Plan and this Agreement in their entirety and is familiar with and understands their terms and provisions, and hereby accepts this Agreement subject to all of the terms and provisions of the 2016 Plan and the Agreement. The Participant further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

PARTICIPANT:
/s/ Harvey S. Kanter
Harvey S. Kanter